Exhibit 99.1

ARES CAPITAL CORPORATION
ANNOUNCES INCREASE IN CREDIT FACILITY TO $510 MILLION

New York, NY – November 14, 2007 – Ares Capital Corporation (NASDAQ: ARCC) announced today that effective November 13, 2007, it increased commitments under its existing revolving credit facility from $350.0 million to $510.0 million, while also increasing the “accordion” feature of the facility that would permit it, in certain circumstances, to expand total capacity under the facility to a maximum of $765.0 million. Pricing remains at LIBOR plus 1.00%. Borrowings under the facility are subject to the leverage restrictions contained in the Investment Company Act of 1940, as amended.

“We are extremely pleased with the execution on this expansion and excited about the growth that this additional liquidity can support, particularly in the current investment environment which we believe should be very favorable for our business. We are also very happy to have added five new quality lending institutions to an existing impressive bank group.” said President, Michael Arougheti.

ABOUT ARES CAPITAL CORPORATION

Ares Capital Corporation is a specialty finance company that is a closed-end, non-diversified management investment company regulated as a business development company under the Investment Company Act of 1940. Its investment objective is to generate both current income and capital appreciation through debt and equity investments. Ares Capital Corporation invests primarily in first and second lien senior loans and mezzanine debt, which in some cases includes an equity component, and, to a lesser extent, in equity investments in private U.S. middle market companies.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein.

AVAILABLE INFORMATION

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.arescapitalcorp.com.

CONTACT

Alison Sternberg
Ares Capital Corporation
(310) 201-4200